Pulse Biosciences, Inc. 8-K

Exhibit 10.2

PULSE BIOSCIENCES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is entered into effective as September 20, 2022 by and between Darrin Uecker (“Executive”) and Pulse Biosciences, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Company and Executive entered into an employment agreement dated September 8, 2015 (the “Employment Agreement”);

WHEREAS, the Employment Agreement was amended once, on October 5, 2016, via a written Amendment to Employment Agreement;

WHEREAS, the Parties desire to amend the Employment Agreement, as previously amended, with respect to Executive’s title and role in the Company.

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, including the continuation of Executive’s employment with Company pursuant to the Employment Agreement as amended, Executive and the Company hereby agree as follows:

1.	The words “President and Chief Executive Officer” in Section 1(a) of the Employment Agreement, titled “Position and Duties,” are hereby DELETED and replaced with “Chief Technology Officer.”

2.	The amount of “$300,000” in the first line of Section 3(a) of the Employment Agreement, titled “Base Salary,” is hereby DELETED and replaced with “$400,000.”

3.	The amount of “25%” in the second line of Section 3(e) of the Employment Agreement, titled “Annual Bonus,” is hereby DELETED and replaced with “100%.”

4.	Section 7(a)(ii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(ii)Accelerated Vesting.

(x) Not in Connection with a Change in Control. If Executive is terminated pursuant Section 7(a) not in connection with a Change of Control, the unvested portion of Executive’s then Board approved and issued and outstanding options for Company Common Stock that would normally vest over the following twelve (12) months from the date of Executive’s termination will immediately vest prior to Executive’s termination and become exercisable. The options will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the Plan under which they are awarded.

(y) In connection with a Change in Control. If Executive is terminated pursuant Section 7(a) within the twelve (12) month period following a Change of Control, then the unvested portion of Executive’s then outstanding equity awards will immediately vest prior to Executive’s termination and become exercisable. The equity awards will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the Plan under which they are awarded.”

5.	The parties agree that the changes being made in this Amendment shall not constitute Good Reason under the Employment Agreement.

6.	Section 10(e) of the Employment Agreement, titled “Good Reason,” is hereby amended and restated in its entirety as follows:

(e) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) the assignment to Executive of any duties beyond the generally recognized scope of employment of a Chief Technology Officer or the reduction of Executive’s duties or the removal of Executive from his position and responsibilities as Chief Technology Officer, either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the Executive is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a reduction in Executive’s Base Salary (except where there is a reduction applicable to the management team generally of not more than 10% of Executive’s Base Salary); or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then present work location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

7.	The words “Chief Executive Officer or” in Section 16 of the Employment Agreement, titled “Business Opportunities,” is hereby DELETED.

8.	Section 19(d) of the Employment Agreement, titled “Entire Agreement,” is hereby amended and restated in its entirety as follows:

(d) Entire Agreement. This Agreement, together with the Equity Plan, Option Agreement, the Confidential Information Agreement (and its exhibits), lock up agreement, any employment policy statements and employment manuals that the Company or its Board adopts from time to time, and any amendments to this Agreement, represents the entire agreement and understanding between the parties with respect to Executive’s employment by the Company and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

9.	Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement as previously amended shall remain in full force and effect.

10.	Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

11.	Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the date set forth above.

PULSE BIOSCIENCES, INC.	EXECUTIVE

/s/ Kevin Danahy	/s/ Darrin Uecker
By: Kevin Danahy	Darrin Uecker
Its: President and Chief Executive Officer
Date: September 20, 2022	Date: September 20, 2022